EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF FORMATION	OWNERSHIP %	JURISDICTION OF FORMATION

GMDOC, LLC (1)	KANSAS	60.7143%

(1)	The Company uses the equity method of accounting for equity investments if the investment provides the ability to exercise significant influence, but not control, over operating and financial policies of the investee, GMDOC. Management’s judgment regarding its level of influence over the operations of GMDOC included considering key factors such as the Company’s ownership interest, legal form of the investee, its’ lack of participation in policy-making decisions and its’ lack of control over the day-to-day operations of GMDOC.